Exhibit 10.18

Form of

Amendment to Severance Agreement

This Amendment to Severance Agreement (this “Amendment”) is made and entered into effective as of                 , 2014 (the “Effective Date”) by and between Lorillard, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive entered into a certain Severance Agreement dated                     (the “Original Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Original Agreement as provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and the Executive hereby agree and amend the Original Agreement as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings given such terms in the Original Agreement.

2. Amendments. The following provisions shall apply, and the Original Agreement shall be deemed amended as of the Effective Date as follows:

(a) The last proviso of Section 2 of the Original Agreement (Term of Agreement) shall be deleted in its entirety and replaced by the following:

“and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the date that is twenty-four (24) months following the date on which such Change in Control occurred.”

3. No Further Modification. Except as amended hereby, the Original Agreement remains unmodified and in full force and effect.

4. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of North Carolina.

5. Miscellaneous. This Amendment shall be effective as of the Effective Date. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of the Effective Date.

LORILLARD, INC.

By:
Name:
Title:

EXECUTIVE

FORM OF

SEVERANCE AGREEMENT

THIS AGREEMENT, dated                     , is made by and between Lorillard, Inc. Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2. Term of Agreement. The Term of this Agreement shall commence on January 1, 2014 and shall continue in effect through December 31, 2014; provided, however, that commencing on January 1, 2015 and each January 1 thereafter, the Term shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3. Company’s Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4. The Executive’s Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the

Executive will remain in the employ of the Company until the earliest of (i) the last day of the Potential Change in Control Period, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason. The Executive further agrees that he will be subject to the restrictive covenants set forth in Section 9.3 hereof as a condition precedent to the receipt of any payments pursuant to Section 6 of this Agreement.

5. Compensation Other Than Severance Payments.

5.1 Following a Change in Control and during the Term, and during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

5.2 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.3 If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6. Severance Payments.

6.1 Subject to Sections 6.2 and 9.3 hereof, if the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof. For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs).

(A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three (3) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason.

(B) For the thirty-six (36) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the thirty-six (36) month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason. If the Severance Payments shall be decreased pursuant to Section 6.2 hereof, and the Section 6.1(B) benefits which remain payable after the application of Section 6.2 hereof are thereafter reduced pursuant to the immediately preceding sentence, the Company shall, no later than five (5) business days following such reduction, pay to the Executive the least of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.2 hereof, (b) the amount of the subsequent reduction in these Section 6.1(B) benefits, or (c) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.

(C) Notwithstanding any provision of any annual incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination under any such plan and which, as of the Date of Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the Date of Termination of the annual incentive bonus the Executive would have received for the year in which the Date of Termination occurs, calculated by multiplying the award that the Executive would have earned on the last day of such year, assuming achievement at the target level of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such year through the Date of Termination by twelve (12).

(D) In addition to the retirement benefits to which the Executive is entitled under each DB Pension Plan or any successor plan thereto, the Company shall pay the Executive a lump sum amount, in cash, equal to the excess of (i) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the third anniversary of the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive would have accrued under the terms of all DB Pension Plans (without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) thirty-six (36) additional months of service credit thereunder and had been credited under each DB Pension Plan during such period with compensation equal to the Executive’s compensation (as defined in such DB Pension Plan) during the twelve (12) months immediately preceding Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, over (ii) the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at the date (but in no event earlier than the Date of Termination) as of which the actuarial equivalent of such annuity is greatest) which the Executive had accrued pursuant to the provisions of the DB Pension Plans as of the Date of Termination. For purposes of this Section 6.1(D), “actuarial equivalent” shall be determined using the same assumptions utilized under the Retirement Plan for Employees of Lorillard Tobacco Company immediately prior to the Date of Termination or, if more favorable to the Executive, immediately prior to the first occurrence of an event or circumstance constituting Good Reason. In addition to the benefits to which the Executive is entitled under each DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive’s behalf during the three years immediately following the Date of Termination, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period at a rate equal to the Executive’s compensation (as defined in the DC Pension Plan) during the twelve (12) months immediately preceding the Date of Termination or, if higher, during the twelve months immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the excess, if any, of (x) the Executive’s account balance under the DC Pension Plan as of the Date of Termination over (y) the portion of such account balance that is nonforfeitable under the terms of the DC Pension Plan.

(E) If the Executive would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of thirty-six (36) months after the Date of Termination, the Company shall provide such post-retirement health care or life insurance benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

(F) The Company shall provide the Executive with $25,000 of outplacement services suitable to the Executive’s position for a period of one year immediately following the Date of Termination or, if earlier, until the first acceptance by the Executive of an offer of employment.

6.2 (A) Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm and tax counsel that is reasonably acceptable to the Executive and selected by the Accounting Firm (“Tax Counsel”) shall determine that receipt of all Payments would subject the Executive to the Excise Tax, the Accounting Firm, with the advice of Tax Counsel, shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement, including, but not limited to, the Severance Payments (the “Agreement Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Agreement Payments shall be so reduced only if the Accounting Firm, with the advice of Tax Counsel, determines that the Executive would have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm, with the advice of Tax Counsel, determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder. Such determinations shall be in writing.

(B) In making the determination under Sections 6.2(A) and 6.2(B), (i) all of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, unless in the opinion of Tax Counsel, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code (with the Tax Counsel’s determination, to the extent requested by the Executive, to include a good faith valuation of any agreement with the Executive pursuant to which the Executive agrees to refrain from performing services), (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the payment date set forth in Section 6.3 hereof, the Company shall provide the Executive with its calculation, supported by the above-referenced determinations of the Accounting Firm and Tax Counsel, of whether the Agreement Payments shall be reduced or not and the amounts referred to in this Section 6.2(B) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company’s calculations. If the Executive disputes the Company’s calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

(C) For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount as may apply under Section 6.2(A), only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments (to the extent such amounts are considered Payments) under the following sections in the following order: (1) any Agreement Payments under Section 6.1(A); (2) any Agreement Payments under Section 6.1(C)(ii); (3) any Agreement Payments under Section 6.1(D); (4) any Agreement Payments under Section 6.1(E); (5) any Agreement Payments under 6.1(F); (6) any Agreement Payments under Section 6.1(B); and (7) any other cash Agreement Payments that would be made upon a termination of the Executive’s employment, beginning, for purposes of this Section, with such other cash Agreement Payments that would be made last in time. For all purposes of this Section 6.2, all fees and expenses of the Accounting Firm and Tax Counsel shall be borne solely by the Company.

(D) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm and Tax Counsel hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement should have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that a final nonappealable decision is entered as to any amount of an assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive, the Executive shall promptly (and in no event later than sixty (60) days following the date on which such final nonappealable decision respecting any such Overpayment is entered) pay any such Overpayment to the Company together with interest at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code compounded semi-annually; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Sections 1, 3101 and 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code compounded semi-annually.

6.3 The payments provided in subsections (A), (C) and (D) of Section 6.1 hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 6.2 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accounting Firm in accordance with Section 6.2 hereof, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. Notwithstanding the foregoing, to the extent the Executive is terminated (i) following a Change in Control but prior to a change in ownership or control of the Company or in a substantial portion of the assets of the Company within the meaning of Section 409A of the Code or (ii) prior to a Change in Control in a manner described in Section 6.1, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts payable to the Executive hereunder, to the extent not in excess of the amount that the Executive would have received under any other pre-Change in Control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to the Executive in accordance with the prior sentence of this Section 6.3.

6.4 The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than the end of the calendar year following the calendar year in which such fees and expenses are incurred.

7. Termination Procedures.

7.1 Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

7.2 Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof. Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9. Successors; Binding Agreement; Restrictive Covenants.

9.1 Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.2 Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

9.3 Restrictive Covenants. As a condition precedent to Executive’s receipt of any payments pursuant to Section 6 of this Agreement, Executive agrees to the following restrictive covenants (it being understood and agreed that (i) the restrictive covenants in this Section 9.3 shall in no event apply unless Executive becomes eligible to receive payments pursuant to Section 6 of this Agreement and (ii) the restrictive covenants in this Section 9.3 are expressly conditioned on the payment and/or continued payment by the Company of the amounts to which Executive becomes entitled under Section 6 of this Agreement):

(A) Confidentiality. Executive agrees not to disclose to any person not employed by the Company, any confidential information of the Company obtained by Executive while in the employ of the Company, including, without limitation, information relating to any of the Company’s or its subsidiaries’, and affiliates’ (within the meaning of Rule 501 of the Securities Act of 1933) (the “Affiliated Entities”), inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, client relationships, marketing strategies or trade secrets; provided, however, that this provision will not preclude Executive from the use or disclosure of information generally known or available in the marketplace through no fault of Executive or from disclosure required by law or court order or to enforce Executive’s rights in any litigation, mediation or arbitration involving this Agreement or any other agreement between Executive or among Executive and the Company or its Affiliated Entities, or to perform Executive’s duties to the Company. Executive’s obligations hereunder will be in addition to, and not in limitation of, any obligations or duties imposed upon Executive by law.

(B) Non-Competition Covenant. Executive agrees that at all times during the one-year period following the Date of Termination , Executive will not, directly or indirectly, (i) be employed by, engaged as a consultant, director or advisor for or provide any services or assistance in any capacity to any company or other entity, firm or organization that researches, develops, manufactures, provides, sells or markets products or services that compete or will compete with the products and/or services manufactured, marketed, sold or being researched or developed by the Company or its Affiliated Entities as of the Date of Termination (a “Competitor”) or (ii) organize, establish or operate as a Competitor.

(C) Non-Solicitation of Customers. Executive acknowledges and agrees that during the two-year period following the Date of Termination (the “Non-Solicitation Period”), Executive will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any customer, client, supplier, licensee or other business relation (in each case, whether former, current or prospective) of the Company or any of its Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, client, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Entity, on the other hand.

(D) Non-Solicitation/No Hire of Employees. Executive acknowledges and agrees that, without the Company’s written consent, during the Non-Solicitation Period Executive will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination ), employed by or providing services to the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or services, or to become employed by or become a consultant to any other individual, entity, firm or organization other than the Company or the Affiliated Entities. In addition, during the Non-Solicitation Period, Executive will not, without the Company’s written consent, directly or with knowledge indirectly, hire any person who is or who was, within the six-month period preceding such activity, an employee of the Company or its Affiliated Entities; provided, however, that Executive will be deemed to have knowledge with respect to the hiring of any such individual at the level of vice president or above.

(E) Enforcement; Remedies. Executive understands that the provisions of this Section 9.3 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company, but Executive nevertheless agrees that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to Executive. Executive further agrees that the Company would be irreparably harmed by any actual or threatened breach of the covenants in this Section 9.3 and that, in addition to any other remedies at law including money damages, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of this letter in any court which may have competent jurisdiction over the matter in dispute. With respect to any provision of this Section 9.3 finally determined by a court of competent jurisdiction to be unenforceable, Executive hereby agrees that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law. If any of the covenants of this Section 9.3 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

714 Green Valley Road

Greensboro, NC 27408

Attention: Ronald S. Milstein

Executive Vice President, Legal and External Affairs,

General Counsel and Secretary

11. Miscellaneous.

11.1 General. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including but not limited to the Lorillard Tobacco Company Senior Executive Severance Pay Plan (the “Executive Severance Plan”); provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company, and the Executive Severance Plan, in each case only in the event that the Executive’s employment with the Company is terminated on, following, or in connection with a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6, 7 and 9.3 hereof) shall survive such expiration.

11.2 Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement providing for payment of amounts on termination of employment unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. All reimbursements shall be paid within five (5) business days after delivery of Executive’s written request for payment accompanied by evidence of the fees and expenses incurred, as the Company may reasonably require, but in no event later than the end of the calendar year following the calendar year in which such fees and expenses are incurred. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier), together with interest calculated from the fifth (5th) day following termination of employment until the date of payment, at an annual rate equal to the prime rate as reported in the Wall Street Journal from time to time, compounded annually.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Settlement of Disputes; Arbitration.

14.1 All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

14.2 Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Greensboro, North Carolina in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(B) “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(C) “Agreement Payment” shall have the meaning set forth in Section 6.2 hereof.

(D) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(E) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(F) “Board” shall mean the Board of Directors of the Company.

(G) “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the

Executive’s duties or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(H) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation (b) if there is no such parent, of the Company or such surviving entity;

(II) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(III) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

(IV) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(I) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(J) “Company” shall mean Lorillard, Inc. and, except in determining under Section 15(H) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(K) “DB Pension Plan” shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(L) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(M) “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

(N) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(O) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(P) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(Q) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(R) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VIII) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V) or (VI) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I) the assignment to the Executive of any duties inconsistent with the Executive’s status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control including, without limitation, if the Executive was, immediately prior to the Change in Control, an executive officer of a public company, the Executive ceasing to be an executive officer of a public company;

(II) a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(III) the relocation of the Executive’s principal place of employment to a location that increases the Executive’s one-way commute by more than 25 miles or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(IV) the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(V) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(VI) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all senior executives of the Company and all senior executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(VII) failure of the Company to obtain the assumption of this Agreement as described in Section 9.1, prior to the effectiveness of any succession; or

(VIII) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7.1, no such purported termination shall be effective.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(S) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive for the relevant taxable year(s).

(T) “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

(U) “Overpayment” shall have the meaning set forth in Section 6.2 hereof.

(V) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(W) “Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(X) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(Y) “Potential Change in Control Period” shall mean the period commencing on the occurrence of a Potential Change in Control and ending upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 15(Z)(I), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 15(Z)(II), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 15(Z)(III) or (IV), upon the one year anniversary of the occurrence of such Potential Change in Control (or such earlier date as may be determined by the Board).

(Z) “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(II) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

(IV) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(AA) “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

(BB) “Safe Harbor Amount” means (x) 3.0 times the Executive’s Base Amount, minus (y) $1.00.

(CC) “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

(DD) “Tax Counsel” shall have the meaning set forth in Section 6.2 hereof.

(EE) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(FF) “Underpayment” shall have the meaning set forth in Section 6.2 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LORILLARD, INC.

By:

Name:

Title:

Executive